                            SCHEDULE 14A INFORMATION

                Proxy Statement Pursuant to Section 14(a) of the
                        Securities Exchange Act of 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[_]Preliminary Proxy Statement
[_]Confidential, for Use of the Commission Only (as permitted by Rule 14a-
6(e)(2))
[X]Definitive Proxy Statement
[_]Definitive Additional Materials
[_]Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                           HIGHWOODS PROPERTIES, INC.
                (Name of Registrant as Specified in its Charter)

Payment of Filing Fee (Check the appropriate box):

[X]No fee required.

[_]Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

  1) Title of each class of securities to which transaction applies:

  2) Aggregate number of securities to which transaction applies:

  3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

  4) Proposed maximum aggregate value of transaction:

  5) Total fee paid:

[_]Fee paid previously with preliminary materials.

[_]Check box if any part of the fee is offset as provided by Exchange Act Rule
   0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

  1) Amount Previously Paid:

  2) Form, Schedule or Registration Statement No.:

  3) Filing Party:

  4) Date Filed:

                     [LOGO OF HIGHWOODS PROPERTIES, INC.]

--------------------------------------------------------------------------------
                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           To Be Held On May 15, 2001

--------------------------------------------------------------------------------

   You are cordially invited to attend the 2001 annual meeting of stockholders of Highwoods Properties, Inc. to be held on Tuesday, May 15, 2001, at 11:00 a.m., at the Raleigh Marriott Crabtree Valley, 4500 Marriott Drive, Raleigh, North Carolina, for the following purposes:

  1.  To elect four directors;

  2. To ratify the appointment of Ernst & Young LLP as independent auditors of Highwoods for the 2001 fiscal year; and

  3. To transact such other business as may properly come before such meeting or any adjournments.

   Only stockholders of record at the close of business on March 19, 2001 will be entitled to vote at the meeting or any adjournments.

   Whether or not you expect to attend the meeting, please complete, date and sign the enclosed proxy and mail it promptly in the enclosed envelope in order to ensure representation of your shares. No postage need be affixed if the proxy is mailed in the United States. Alternatively, you may vote over the Internet or by telephone by following the instructions on the enclosed proxy card.

                                   BY ORDER OF THE BOARD OF DIRECTORS

                                   /s/ Edward J. Fritsch

                                   EDWARD J. FRITSCH
                                   Executive Vice President, Chief Operating
                                   Officer
                                   and Secretary

                           Highwoods Properties, Inc.
                        3100 Smoketree Court, Suite 600
                         Raleigh, North Carolina 27604

--------------------------------------------------------------------------------
                                PROXY STATEMENT
                                      FOR
                         ANNUAL MEETING OF STOCKHOLDERS
--------------------------------------------------------------------------------

                           To Be Held On May 15, 2001

   This proxy statement is furnished to stockholders of Highwoods Properties, Inc. in connection with the solicitation of proxies for use at the 2001 annual meeting of stockholders of Highwoods to be held on Tuesday, May 15, 2001, at 11:00 a.m., at the Raleigh Marriott Crabtree Valley, 4500 Marriott Drive, Raleigh, North Carolina, for the purposes set forth in the notice of meeting. This solicitation is made on behalf of the Board of Directors of Highwoods.

   Holders of record of shares of common stock of Highwoods as of the close of business on the record date, March 19, 2001, are entitled to receive notice of, and to vote at, the meeting. The outstanding common stock constitutes the only class of securities entitled to vote at the meeting, and each share of common stock entitles the holder to one vote. At the close of business on March 19, 2001, there were 54,859,305 shares of common stock issued and outstanding.

   Proposal One, the election of directors of Highwoods, requires the vote of a plurality of all of the votes cast at the meeting provided that a quorum is present. For purposes of the election of directors, abstentions will not be counted as votes cast and will have no effect on the result of the vote, although they will count toward the presence of a quorum.

   Shares represented by proxies in the form enclosed, if such proxies are properly executed and returned and not revoked, will be voted as specified. Where no specification is made on a properly executed and returned form of proxy, the shares will be voted FOR the election of all nominees for director, FOR the proposal to ratify the appointment of Ernst & Young LLP as independent auditors and FOR authorization of the proxy to vote upon such other business as may properly come before the meeting or any adjournments. You may vote by mail, by telephone (toll-free), over the Internet or in person at the meeting.

   To vote by mail, sign, date and complete the enclosed proxy card and return it in the enclosed self-addressed stamped envelope. No postage need be affixed if the proxy is mailed in the United States. Instructions for voting by using a toll-free telephone number or over the Internet can be found on your proxy card. If you hold your shares through a bank, broker or other nominee, they will give you separate instructions on voting your shares.

   Highwoods' 2000 Annual Report has been mailed with this proxy statement. This proxy statement, the form of proxy and the 2000 Annual Report were mailed to stockholders on or about March 30, 2001. The principal executive offices of Highwoods are located at 3100 Smoketree Court, Suite 600, Raleigh, North Carolina 27604.

                                 PROPOSAL ONE:
                             ELECTION OF DIRECTORS

Board of Directors

   The directors of Highwoods are divided into three classes, with approximately one-third of the directors elected by the stockholders annually. Edward J. Fritsch, Lawrence S. Kaplan and L. Glenn Orr, Jr., whose terms of office expire at the meeting, have been nominated for election at the meeting as directors for three-year terms, to hold office until the 2004 annual meeting of stockholders and until their successors are elected and qualified. William
E. Graham, Jr., whose term of office also expires at the meeting, has been nominated for election at the meeting as a director for a one-year term, to hold office until the 2002 annual meeting of stockholders and until his successor is elected and qualified.

   The Board of Directors of Highwoods recommends a vote FOR Messrs. Fritsch, Graham, Kaplan and Orr as directors to hold office until the expiration of the terms for which they have been nominated and until their successors are elected and qualified. Should any one or more of these nominees become unable to serve for any reason, the Board of Directors may designate substitute nominees, in which event the person named in the enclosed proxy will vote for the election of such substitute nominee or nominees, or may reduce the number of directors on the Board of Directors.

Nominees for Election to Term Expiring 2004

   Edward J. Fritsch, 42, has been a director of Highwoods since January 2001. Mr. Fritsch has been executive vice president, chief operating officer and secretary of Highwoods since January 1998. Mr. Fritsch had been a vice president and secretary of Highwoods since our initial public offering in June 1994. Mr. Fritsch joined Highwoods in 1982 and was a partner of its predecessor.

   Lawrence S. Kaplan, 58, has been a director of Highwoods since November 2000. Mr. Kaplan is a certified public accountant and recently retired as a partner from Ernst & Young LLP where he was the national director of that firm's REIT Advisory Services group. Mr. Kaplan has served on the board of governors of the National Association of Real Estate Investment Trusts and has been actively involved in REIT legislative and regulatory matters for over 20 years.

   L. Glenn Orr, Jr., 60, has been a director of Highwoods since February 1995. Mr. Orr has been president and chief executive officer of The Orr Group, which provides investment banking and consulting services for middle-market companies, since 1995. Mr. Orr was chairman of the board of directors, president and chief executive officer of Southern National Corporation from 1990 until its merger with Branch Banking & Trust in 1995. Mr. Orr is a member of the boards of directors of General Parts, Inc., Village Tavern, Inc., Broyhill Management Fund, Inc. and The Polymer Group. Mr. Orr previously served as president and chief executive officer of Forsyth Bank and Trust Co., president of Community Bank in Greenville, S.C. and president of the North Carolina Bankers Association. He is a trustee of Wake Forest University.

Nominee for Election to Term Expiring 2002

   William E. Graham, Jr., 71, has been a director of Highwoods since its initial public offering. Mr. Graham is a lawyer in private practice with the firm of Hunton & Williams. Before joining Hunton & Williams on January 1, 1994, Mr. Graham was vice chairman of Carolina Power & Light Company and had previously served as its general counsel. Mr. Graham is a former member of the board of directors of Carolina Power & Light Company and currently serves as chairman of the Raleigh board of directors of Bank of America Corporation. He also serves on the board of trustees of BB&T Mutual Funds Group.

Incumbent Directors--Term Expiring 2002

   Thomas W. Adler, 60, has been a director of Highwoods since its initial public offering in June 1994. Mr. Adler is chairman of PSF Management Co. in Cleveland, Ohio. Mr. Adler has served as a member of the executive committee and board of governors of the National Association of Real Estate Investment Trusts, and he was national president in 1990 of the Society of Industrial and Office Realtors. Mr. Adler formerly served on the board of directors of the National Association of Realtors and the board of governors of the American Society of Real Estate Counselors. Mr. Adler is currently active in the Urban Land Institute and in community activities in the Cleveland metropolitan area.

   Kay N. Callison, 57, has been a director of Highwoods since its merger with J.C. Nichols Company in July 1998. Ms. Callison previously served as a director of J.C. Nichols Company since 1982. Ms. Callison is active in charitable activities in the Kansas City metropolitan area.

   Willard H. Smith Jr., 64, has been a director of Highwoods since April 1996. Mr. Smith previously served as a managing director of Merrill Lynch from 1983 to 1995. Mr. Smith is a member of the boards of directors of Cohen & Steers Realty Shares, Cohen & Steers Realty Income Fund, Cohen & Steers Special Equity Fund, Inc., Cohen & Steers Total Return Realty Fund, Cohen & Steers Equity Income Fund, Cohen & Steers Institutional Equity Shares, Inc., Essex Property Trust, Inc., Realty Income Corporation, Willis Lease Financial Corporation and Crest Net Lease, Inc.

   John L. Turner, 54, has been vice chairman of the Board of Directors and chief investment officer of Highwoods since its combination with Forsyth Partners in February 1995. Mr. Turner co-founded the predecessor of Forsyth Partners in 1975 and served as its chairman of the board of directors and chief executive officer prior to joining Highwoods. Mr. Turner serves on the boards of visitors of the University of North Carolina and St. Mary's College in Raleigh. Mr. Turner is the managing partner of Gateway Holdings LLC and a director and stockholder of Decision Point Marketing.

Incumbent Directors--Term Expiring 2003

   Gene H. Anderson, 55, has been a director and senior vice president of Highwoods since its combination with Anderson Properties, Inc. in February 1997. Mr. Anderson previously served as president of Anderson Properties, Inc. since 1978. Mr. Anderson is an officer and former director of the National Association of Industrial and Office Properties.

   Ronald P. Gibson, 56, has been president, chief executive officer and a director of Highwoods since its first election of officers in March 1994. Mr. Gibson is a founder of Highwoods' predecessor and served as its managing partner since its formation in 1978. Mr. Gibson is a member of the Society of Industrial and Office Realtors and is a director of Capital Associated Industries.

   O. Temple Sloan, Jr., 62, is chairman of the Board of Directors, a position he has held since March 1994. Mr. Sloan is a founder of the predecessor of Highwoods. He has been chairman and chief executive officer of General Parts, Inc., a nationwide distributor of automobile replacement parts, since its founding in 1961. Mr. Sloan is a director of Bank of America Corporation, Acktion Corporation and Southern Equipment Company and is a trustee of St. Andrews College.

Committees of the Board of Directors; Meetings

   The Board of Directors has established an audit committee consisting of Messrs. Kaplan and Smith and Ms. Callison. The audit committee makes recommendations concerning the engagement of independent public accountants, reviews with the independent public accountants the plans and results of the audit engagement, approves professional services provided by the independent public accountants, reviews the independence of the independent public accountants, considers the range of audit and non-audit fees and reviews the adequacy of Highwoods' internal accounting controls. During 2000, the audit committee held four meetings.

   The Board of Directors has established an executive compensation committee to determine compensation for Highwoods' executive officers and to implement Highwoods' Amended and Restated 1994 Stock Option Plan (the "Stock Option Plan") and 1999 Shareholder Value Plan. The executive compensation committee consists of Messrs. Adler, Graham, Orr and Sloan. During 2000, the executive compensation committee held four meetings.

   The Board of Directors has established an investment committee consisting of Messrs. Adler, Anderson, Gibson, Sloan and Turner. The investment committee oversees the acquisition, new development and asset disposition process. The investment committee generally meets weekly to review new opportunities and to make formal recommendations to the Board of Directors concerning such opportunities.

   The Board of Directors has established a special committee consisting of Messrs. Orr, Graham and Smith. The special committee meets on call to review strategic alternatives that may be available to Highwoods.

   The Board of Directors has established an executive committee consisting of Messrs. Adler, Gibson, Orr, Sloan, Anderson and Turner. The executive committee meets on call by the chairman of the Board of Directors during the intervals between meetings of the full Board of Directors and may exercise all of the powers of the Board of Directors, subject to the limitations imposed by applicable law, the bylaws or the Board of Directors.

   The Board of Directors held five meetings in 2000.

Compensation of Directors

   Highwoods pays directors who are not employees of Highwoods fees for their services as directors. During 2000, non-employee directors received annual compensation of $18,000 plus a fee of $1,250 (plus out-of-pocket expenses) for attendance in person at each meeting of the Board of Directors, $500 for each committee meeting attended and $250 or $400 for each telephone meeting of the Board of Directors or a committee. In addition, non-employee directors on the investment committee each received an additional annual retainer of $30,000 and $1,000 per day for property visits in 2000. Upon becoming a director of Highwoods, each non-employee director received options to purchase 10,000 shares of common stock at an exercise price equal to the fair market value on the date of grant. Non-employee directors may elect to defer a portion of their retainer and meeting fees for investment in units of phantom stock under the Stock Option Plan. At the end of each calendar quarter, any director that elects to defer fees in such a manner is credited with units of phantom stock at a 15% discount. Officers of Highwoods who are directors are not paid any director fees.

Executive Compensation

   The following table sets forth information concerning the compensation of the Chief Executive Officer and our four other most highly compensated executive officers (the "Named Executive Officers") for the year ended December 31, 2000:

                           Summary Compensation Table

                               Annual Compensation   Long-Term Compensation
                              --------------------- ------------------------
                                                    Restricted  Securities
Name and Principal                                    Stock     Underlying      All Other
Position                 Year Salary(1) Bonus(1)(2) Awards(3)  Options(#)(4) Compensation(5)
------------------       ---- --------- ----------- ---------- ------------- ---------------
Ronald P. Gibson         2000 $363,125   $432,691    $202,141     248,701        $6,167
 President and CEO       1999 $350,000   $157,178          --     220,845        $4,794
                         1998 $347,352   $437,500          --      30,000        $4,169
Edward J. Fritsch        2000 $294,650   $320,527    $119,299     115,316        $6,665
 Executive Vice
  President,             1999 $284,000   $112,534          --     102,400        $4,800
 COO and Secretary       1998 $264,839   $343,750          --      30,000        $4,770
John L. Turner           2000 $264,565   $287,797    $107,112     103,541        $6,972
 Chief Investment
  Officer                1999 $255,000   $101,043          --      91,944        $4,800
                         1998 $240,134   $312,500          --          --        $4,800
Carman J. Liuzzo         2000 $228,250   $248,296    $ 92,402      89,329        $6,938
 Vice President, CFO and 1999 $220,000   $ 87,174          --      79,324        $4,800
 Treasurer               1998 $216,189   $275,000          --      30,000        $4,771
Mack D. Pridgen III      2000 $203,870   $221,773    $ 82,532      79,787        $7,013
 Vice President and
  General                1999 $196,000   $ 77,863          --      70,851        $4,800
 Counsel                 1998 $190,000   $190,000          --      30,000        $4,800

--------
(1) In September 2000, the executive compensation committee established a deferred compensation plan pursuant to which various executive officers could elect to defer a portion of the compensation that would otherwise be paid to the executive officer for investment in units of phantom stock under the Stock Option Plan. At the end of each calendar quarter, each executive officer that elects to defer compensation in such a manner is credited with units of phantom stock at a 15% discount. Amounts shown in the table do not include the implied dollar value of the 15% discount. As a result of the discount, on the date such units were credited, Mr. Gibson was credited with $6,267 of additional phantom stock, Mr. Turner was credited with $4,579 of additional phantom stock and Mr. Pridgen was credited with $3,551 of additional phantom stock. If any of these officers leaves Highwoods' employ for any reason (other than death, disability or normal retirement) within two years after the end of the year in which such officer has deferred compensation, such officer will forfeit the discount.
(2) Includes amounts earned in the indicated period that were paid in the following year. Twenty percent of the bonus amounts during 1998 was paid in the form of units of phantom stock. Five years from the date of the phantom stock grant, the Named Executive Officers will receive the value of a share of common stock for each unit of phantom stock and an additional amount equal to the value of the dividends paid during the period on the corresponding common stock assuming dividend reinvestment. Payouts with respect to phantom stock grants may be made at our election in shares of common stock or cash or both. If a Named Executive Officer leaves Highwoods' employ for any reason (other than death, disability or normal retirement) prior to the end of the five-year period, such phantom stock awards will be forfeited.
(3) Represents the dollar value of restricted stock awards calculated by multiplying the closing market price of Highwoods common stock on the date of grant by the number of shares of restricted stock awarded. This valuation does not take into account the diminution in value attributable to the restrictions applicable to the shares of restricted stock. The restricted stock awards vest 50% on the third anniversary and 50% on the fifth anniversary of the date of grant. Dividends are paid on all restricted stock awards at the same rate and on the same date as on shares of Highwoods common stock. See "--Unvested Restricted Stock Holdings."
(4) Options include incentive stock options and nonqualified stock options. Options have varying vesting schedules of no less than four years beginning with the date of grant. Amounts shown include options granted during the indicated period with respect to the prior year's performance.
(5) Consists of amounts contributed by Highwoods under the Salary Deferral and Profit Sharing Plan.

                      Unvested Restricted Stock Holdings

   The total restricted stock holdings and their fair market value based on the per share closing price of $24.875 as of December 31, 2000 are set forth below. The values do not reflect diminution of value attributable to the restrictions applicable to the shares of restricted stock. All of the shares of restricted stock vest 50% on the third anniversary and 50% on the fifth anniversary of the date of grant. Dividends are paid on all restricted stock, whether or not vested, at the same rate and on the same date as on shares of Highwoods common stock.

                                     Total Shares of                  Value at
      Name                           Restricted Stock             December 31, 2000
      ----                           ----------------             -----------------
      Ronald P. Gibson (1)              20,804                      $517,500
      Edward J. Fritsch (2)             10,134                      $252,083
      John L. Turner (3)                11,427                      $284,247
      Carman J. Liuzzo (4)              12,000                      $298,500
      Mack D. Pridgen III (5)            5,023                      $124,947

--------
(1) Consists of 9,770 shares of restricted stock granted on July 31, 2000 for services performed in 2000 and 11,034 shares of restricted stock issued on May 31, 2000 in exchange for the cancellation of 380,000 options to purchase shares of common stock granted prior to 2000.
(2) Consists of 5,766 shares of restricted stock granted on July 31, 2000 for services performed in 2000 and 4,368 shares of restricted stock issued on May 31, 2000 in exchange for the cancellation of 130,000 options to purchase shares of common stock granted prior to 2000.
(3) Consists of 5,177 shares of restricted stock granted on July 31, 2000 for services performed in 2000 and 6,250 shares of restricted stock issued on May 31, 2000 in exchange for the cancellation of 210,000 options to purchase shares of common stock granted prior to 2000.
(4) Consists of 4,466 shares of restricted stock granted on July 31, 2000 for services performed in 2000 and 7,534 shares of restricted stock issued on May 31, 2000 in exchange for the cancellation of 250,000 options to purchase shares of common stock granted prior to 2000.
(5) Consists of 3,989 shares of restricted stock granted on July 31, 2000 for services performed in 2000 and 1,034 shares of restricted stock issued on May 31, 2000 in exchange for the cancellation of 30,000 options to purchase shares of common stock granted prior to 2000.

   The following table sets forth information with respect to options granted in 2000 to the Named Executive Officers:

                             Option Grants in 2000

                                 Percent of                              Potential Realizable
                                   Total                                Annual Rates of Stock
                      Number of   Options                               Price Appreciation for
                     Securities  Granted to Exercise                       Option Term (2)
                     Underlying  Employees  Price Per                   ----------------------
Name                 Options (1)  in 2000     Share    Expiration Date      5%         10%
----                 ----------- ---------- --------- ----------------- ---------- -----------
Ronald P. Gibson       248,701       24%     $20.69   February 28, 2010 $3,890,617 $10,900,402
Edward J. Fritsch      115,316       11%     $20.69   February 28, 2010 $1,803,975  $5,054,225
John L. Turner         103,541       10%     $20.69   February 28, 2010 $1,619,770  $4,538,134
Carman J. Liuzzo        89,329        9%     $20.69   February 28, 2010 $1,397,441  $3,915,231
Mack D. Pridgen III     79,787        8%     $20.69   February 28, 2010 $1,248,168  $3,497,012

--------
(1) Options granted in 2000 were based on 1999 performance. Options granted in 2000 generally vest over a four-year period beginning with the date of grant.
(2) Realizable values have been reduced by the per share option exercise price that each optionee will be required to pay to Highwoods in order to exercise the options.

   The following table sets forth information with respect to options held by the Named Executive Officers as of December 31, 2000:

                          2000 Year-End Option Values

                            Number of Securities    Value of Unexercised In-
                            Underlying Options at   the-Money Options at 2000
                              2000 Year-End (1)          Year-End (2)(3)
                          ------------------------- -------------------------
     Name                 Exercisable Unexercisable Exercisable Unexercisable
     ----                 ----------- ------------- ----------- -------------
     Ronald P. Gibson       115,211      414,334     $303,242    $1,486,160
     Edward J. Fritsch       65,600      192,116     $184,986      $689,094
     John L. Turner          67,986      172,499     $247,342      $618,730
     Carman J. Liuzzo        54,831      148,822     $150,132      $533,819
     Mack D. Pridgen III     46,673      203,965     $ 47,559      $476,784

--------
(1) Options include incentive stock options and nonqualified stock options. Options have varying vesting schedules of no less than four years beginning with the date of grant.
(2) Based on a closing price of $24.875 per share of common stock on December 31, 2000.
(3) Up to one-third of the nonqualified stock options granted to the Named Executive Officers in 1997 were accompanied by a dividend equivalent right (a "DER") pursuant to the 1997 Performance Award Plan. If the total return on a share of common stock exceeds certain thresholds during the five-year vesting period ending 2002, the exercise price of such a stock option will be reduced by an amount equal to the sum of all dividends and other distributions that are made with respect to such a share during the period beginning on the date of grant and ending upon exercise of such stock option. Therefore, the exercise price per share of nonqualified stock options accompanied by DERs may be lower upon exercise, and the potential realizable value of such options may be higher upon exercise, than the amounts set forth in the table.

Employment Contracts

   Highwoods has entered into a change in control contract with each of Messrs. Gibson, Fritsch, Turner, Liuzzo and Pridgen. The contracts generally provide that if within 24 months from the date of a change in control (as defined below) the employment of the executive officer is terminated without cause, including a voluntary termination because their responsibilities are changed, their salaries are reduced or their responsibilities are diminished or of a voluntary termination for any reason in months 13, 14 or 15 following the change of control, such executive officer will be entitled to receive 2.99 times a base amount. An executive's base amount for these purposes is equal to 12 times the highest monthly salary paid to the executive during the twelve-month period ending prior to the change of control plus the greater of (1) the average annual bonus for the preceding three years or (2) the last annual bonus paid or payable to the executive. Additionally, the Stock Option Plan, the phantom stock plan, the 1997 Performance Award Program and the 1999 Shareholder Value Plan provide for the immediate vesting of all options and benefits upon a change of control. The executive would also receive a lump sum cash payment equal to a stated multiple of the value of all of the executive's unexercised stock options. The multiple is three times for Mr. Gibson and two times for Messrs. Fritsch, Turner, Liuzzo and Pridgen. The contracts are effective until March 31, 2003, and are automatically extended for one additional year commencing each March 31 thereafter.

   For purposes of the contracts described in the preceding paragraph, "change in control" generally means any of the following events:

  . the acquisition by a third party of 20% or more of the then-outstanding common stock of Highwoods;

  . individuals who currently constitute the Board of Directors (or individuals who subsequently become a director whose election or nomination was approved by at least a majority of the directors currently constituting the Board of Directors) cease for any reason to constitute a majority of the Board of Directors;

  . approval by Highwoods' stockholders of a reorganization, merger or consolidation in which Highwoods is not the surviving entity; or

  . approval by Highwoods' stockholders of a complete liquidation or dissolution of Highwoods or the sale or other disposition of all or substantially all of the assets of Highwoods.

Executive Compensation Committee Interlocks and Insider Participation

   The executive compensation committee consists of Messrs. Adler, Graham, Orr and Sloan. None of the members of the executive compensation committee is an employee of Highwoods. Mr. Sloan is a former officer of the predecessor of Highwoods.

Executive Compensation Committee Report

   The executive compensation committee makes recommendations to the Board of Directors regarding compensation and benefit policies and practices and incentive arrangements for executive officers and key managerial employees of Highwoods. It directs the administration of the Stock Option Plan and other management incentive compensation plans of Highwoods. The executive compensation committee's compensation policies are designed to (a) attract and retain key individuals critical to the success of Highwoods, (b) motivate and reward such individuals based on corporate, business unit and individual performance and (c) align executives' and stockholders' interests through equity-based incentives. During 2000, the executive compensation committee met four times and set compensation levels in compliance with the executive compensation program adopted in 1999, which was based upon extensive input from and the recommendation of William M. Mercer, Incorporated, an independent compensation consulting firm.

   Compensation for executives is based generally on the following principles:

  . variable compensation should comprise a significant part of an executive's compensation with the percentage at-risk increasing at increased levels of responsibility;

  . employee stock ownership aligns the interests of employees and stockholders;

  . compensation must be competitive with that offered by companies that compete with Highwoods for executive talent; and

  . differences in executive compensation within Highwoods should reflect differing levels of responsibility and performance.

   A key determinant of overall levels of compensation remains the pay practices of public equity REITs that have revenues comparable to Highwoods. This peer group was chosen by Highwoods' independent compensation and benefit consultants. Overall compensation is intended to be at, above or below competitive levels depending upon the performance of Highwoods relative to its targeted performance and the performance of its peer group.

   There are three components to Highwoods' executive compensation program: base salary; annual incentive compensation; and long-term incentive compensation. The more senior the position, the greater the portion of compensation that varies with performance.

   Annual Compensation. Executive salaries other than that of the Chief Executive Officer are recommended to the executive compensation committee by the Chief Executive Officer in consultation with the Chief Operating Officer and are designed to be competitive with the peer group companies described above. Changes in base salaries are based on the peer group's practices, Highwoods' performance, the individual's performance, experience and responsibility and increases in cost of living indices. Base salaries are reviewed for adjustment annually. The Chief Executive Officer's base salary is established by the executive compensation committee with input from Highwoods' outside compensation consultants.

   Highwoods' executive officers participate in an annual cash incentive bonus program whereby they are eligible for cash bonuses based on a percentage of their annual base salary as of the prior December. In addition to reviewing the pay practices of Highwoods' peer group, the executive compensation committee also considers the executive's ability to influence overall performance of Highwoods in determining each executive's bonus percentage. Assuming targeted levels of Highwoods' performance, an executive's bonus percentage ranges from 40% to 85% of base salary depending on position in Highwoods. The eligible bonus percentage for each executive is determined by a weighted average (which varies from executive to executive depending upon the particular relevance of each measure) of Highwoods' performance versus its annual plan using the following measures:

  .  return on invested capital;

  .  growth in funds from operations ("FFO") per share;

  .  property level cash flow as a percentage of Highwoods' annual plan;

  .  general and administrative expenses as a percentage of revenue; and

  .  growth in "same store" net operating income.

   To the extent this weighted average is less than or exceeds Highwoods' targeted performance level, the bonus percentage paid is proportionally reduced or increased. Depending on Highwoods' performance, annual incentive bonuses could range from zero to 200% of an executive's target level bonus. For 2000, the average bonus percentage for the executive group (excluding the Chief Executive Officer) was 143%. The percentage bonus for the Chief Executive Officer was 139%.

   In September 2000, the executive compensation committee established a deferred compensation plan pursuant to which various executive officers could elect to defer a portion of the compensation that would otherwise be paid to the executive officer for investment in units of phantom stock under the Stock Option Plan. The maximum amount any executive officer can elect to defer for investment in units of phantom stock in any year is 25% each of his gross base salary and annual incentive bonus. At the end of each calendar quarter, any executive officer that elects to defer compensation in such a manner is credited with units of phantom stock at a 15% discount. If an officer leaves Highwoods' employ for any reason (other than death, disability or normal retirement) within two years after the end of the year in which such officer has deferred compensation for units of phantom stock, such officer will forfeit the discount. Payouts will generally be made five years after the end of the calendar year in which units of phantom stock were credited.

   Long-Term Incentives. In addition to the cash bonus, and as an incentive to retain executive officers, Highwoods' long-term incentive plan for officers provides for annual grants of stock options and restricted stock under the Stock Option Plan and other awards under the 1999 Shareholder Value Plan. For 2000, the mix of awards varied by position in Highwoods. The stock options vest ratably over four years. The shares of restricted stock vest 50% after three years and 50% after five years.

   The 1999 Shareholder Value Plan rewards the executive officers of Highwoods when the total shareholder returns measured by increases in the market value of Highwoods common shares plus the dividends on those shares exceeds a comparable index of Highwoods' peers over a three-year period. A payout for this program, which can be in cash or other consideration, is determined by Highwoods' percent change in shareholder return compared to the composite index of its peer group. If Highwoods' performance is not at least 100% of the peer group index, no payout is made. To the extent performance exceeds the peer group, the payout increases. A new three-year plan cycle begins each year under this program.

   Section 162(m) of the Internal Revenue Code generally denies a deduction for compensation in excess of $1 million paid to certain executive officers, unless certain performance, disclosure and stockholder approval requirements are met. Option grants and certain other awards under the Stock Option Plan and the 1999 Shareholder Value Plan are intended to qualify as "performance-based" compensation not subject to Section 162(m) deduction limitation. The executive compensation committee believes that a substantial portion of compensation awarded under Highwoods' compensation program would be exempted from the $1 million deduction limitation. The executive compensation committee's intention is to qualify, to the extent reasonable, a substantial portion of each executive officer's compensation for deductibility under applicable tax laws.

   Chief Executive Officer Compensation. The salary and long-term incentive awards of Highwoods' Chief Executive Officer, Mr. Ronald P. Gibson, are determined substantially in conformity with the policies described above for all other executive officers of Highwoods. During 2000, Mr. Gibson earned $363,125 in base salary and $432,691 in cash incentive compensation. In addition, Mr. Gibson was granted during 2000 long-term incentive compensation consisting of shares of restricted stock valued at $202,141 on the date of grant, which vest 50% on the third anniversary and 50% on the fifth anniversary of the date of grant, and 248,701 stock options. Mr. Gibson is also eligible to participate in the 1999 Shareholder Value Plan.

                        Executive Compensation Committee

Thomas W. Adler  William E. Graham, Jr.  L. Glenn Orr, Jr.  O. Temple Sloan, Jr.

Audit Committee Report

   The audit committee consists entirely of non-employee directors that are independent, as defined in Sections 303.01(B)(2)(a) and (3) of the New York Stock Exchange Listing Standards. Each of the members of the audit committee is financially literate, and at least one member has accounting or related financial management expertise. The Board of Directors has adopted a written charter for the audit committee, a copy of which appears as Appendix A to this proxy statement.

   Purpose and Function of the Audit Committee. The audit committee oversees the financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process including the systems of internal controls. In fulfilling its oversight responsibilities, the audit committee reviewed the audited financial statements in the Annual Report with management including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of the disclosures in the financial statements.

   The audit committee reviewed with the independent auditors, who are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of Highwoods' accounting principles and such other matters as are required to be discussed with the audit committee under generally accepted auditing standards. In addition, the audit committee has discussed with the independent auditors the auditors' independence from management and Highwoods (including the matters in the written disclosures required by the Independence Standards Board) and considered the compatibility of non-audit services with the auditors' independence.

   The audit committee discussed with Highwoods' internal and independent auditors the overall scope and plans for their respective audits. The audit committee meets with the internal and independent auditors, with and without management present, to discuss the overall quality of Highwoods' financial reporting. The audit committee held four meetings during 2000.

   Recommendations of the Audit Committee. In reliance on the reviews and discussions referred to above, the audit committee recommended to the Board of Directors (and the Board has approved) that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2000 for filing with the SEC. The audit committee and the Board have also recommended, subject to stockholder ratification, the selection of Highwoods' independent auditors.

                                Audit Committee

Lawrence S. Kaplan             Willard H. Smith Jr.              Kay N. Callison


                  VOTING SECURITIES AND PRINCIPAL STOCKHOLDERS

   The following table sets forth the beneficial ownership of shares of common stock as of December 31, 2000 for each person or group known to Highwoods to be holding more than 5% of the common stock and for each director and Named Executive Officer and the directors and executive officers of Highwoods as a group. The number of shares shown represents the number of shares of common stock the person "beneficially owns," as determined by the rules of the SEC, including the number of shares that may be issued upon redemption of common partnership interests ("Common Units") in Highwoods Realty Limited Partnership (the "Operating Partnership"), whether or not such Common Units are currently redeemable. The Operating Partnership is controlled by Highwoods as its sole general partner. Following the expiration of a contractually imposed lockup period, the Operating Partnership is obligated to redeem each Common Unit at the request of the holder thereof for the cash value of one share of common stock or, at Highwoods' option, one share of common stock.

                                                                      Percent
                                                   Number of Shares    of All
Name of Beneficial Owner                          Beneficially Owned Shares (1)
------------------------                          ------------------ ---------
O. Temple Sloan, Jr. (2)                                442,650           *
Ronald P. Gibson (3)(4)                                 349,105           *
Gene H. Anderson (5)                                    820,846         1.4%
Edward J. Fritsch (3)(6)                                140,196           *
Carman J. Liuzzo (7)                                     94,144           *
Mack D. Pridgen III (8)                                  77,356           *
John L. Turner (9)                                      542,071           *
Thomas W. Adler (10)                                     45,414           *
Kay N. Callison (11)                                    591,867         1.0
William E. Graham, Jr. (12)                              32,262           *
Lawrence S. Kaplan                                          500           *
L. Glenn Orr, Jr. (13)                                   20,500           *
Willard H. Smith Jr. (14)                                21,500           *
RREEF Real Estate Securities Advisers Inc., L.P.
 (15)                                                 5,640,430         9.7
All executive officers and directors as a group
 (16 persons)                                         3,272,181         5.4

--------
 *  Less than 1%

 (1) The total number of shares outstanding used in calculating this percentage assumes that none of the Common Units, stock options or warrants held by other persons are exchanged for shares of common stock.
 (2) Number of shares beneficially owned includes 82,651 shares currently issuable upon exercise of options and 261,635 shares issuable upon redemption of Common Units.
 (3) Messrs. Gibson and Fritsch each own 49.5 shares (representing in the aggregate a 1% economic interest) of the Class A (voting) stock of Highwoods Services, Inc., a subsidiary of the Operating Partnership.
 (4) Number of shares beneficially owned includes 177,386 shares currently issuable upon exercise of options and 70,872 shares issuable upon redemption of Common Units.
 (5) Number of shares beneficially owned includes 17,356 shares currently issuable upon exercise of options and 785,326 shares issuable upon redemption of Common Units.
 (6) Number of shares beneficially owned includes 94,429 shares currently issuable upon exercise of options and 10,144 shares issuable upon redemption of Common Units.
 (7) Number of shares beneficially owned includes 77,163 shares currently issuable upon exercise of options.
 (8) Number of shares beneficially owned includes 66,620 shares currently issuable upon exercise of options and 2,497 shares issuable upon redemption of Common Units.
 (9) Number of shares beneficially owned includes 93,871 shares currently issuable upon exercise of options, 35,000 shares issuable upon exercise of warrants and 390,094 shares issuable upon redemption of Common Units.
(10) Number of shares beneficially owned includes 31,079 shares currently issuable upon exercise of options.
(11) Number of shares beneficially owned includes 4,000 shares currently issuable upon exercise of options.
(12) Number of shares beneficially owned includes 27,091 shares currently issuable upon exercise of options.
(13) Number of shares beneficially owned includes 19,500 shares currently issuable upon exercise of options.
(14) Number of shares beneficially owned includes 18,000 shares currently issuable upon exercise of options.
(15) RREEF Real Estate Securities Advisers Inc., L.P. is a wholly owned subsidiary of RREEF America Partners, and is located at 875 North Michigan Ave., Chicago, IL 60611. Information obtained from Schedule 13G filed with the SEC.

                                 PROPOSAL TWO:
              RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

   The Board of Directors, upon the recommendation of the audit committee, has appointed the accounting firm of Ernst & Young LLP to serve as independent auditors of Highwoods for the 2001 fiscal year, subject to ratification of this appointment by the stockholders of Highwoods. Ernst & Young LLP has served as independent auditors of Highwoods since its commencement of operations and is considered by management of Highwoods to be well qualified. Highwoods has been advised by that firm that neither it nor any member thereof has any financial interest, direct or indirect, in Highwoods or any of its subsidiaries in any capacity.

   Fees for the 2000 audit paid to Ernst & Young LLP were $376,000. All other fees were $237,000, including audit-related services of $105,000 and non-audit services of $132,000. Audit-related services generally include 401(k) and joint venture audits, business acquisitions and dispositions, accounting consultations and SEC registration statements.

   Representatives of Ernst & Young LLP will be present at the meeting, will have the opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

   The Board of Directors recommends a vote FOR the proposal to ratify the appointment of Ernst & Young LLP as independent auditors of Highwoods for the 2001 fiscal year.

                                 OTHER MATTERS

   Highwoods' management knows of no other matters that may be presented for consideration at the meeting. However, if any other matters properly come before the meeting, it is the intention of the person named in the proxy to vote such proxy in accordance with his judgment on such matters.

                         STOCK PRICE PERFORMANCE GRAPH

   The following stock price performance graph compares Highwoods' performance to the S&P 500 and the index of equity REITs prepared by National Association of Real Estate Investment Trusts ("NAREIT"). The stock price performance graph assumes an investment of $100 in Highwoods and the two indices on December 31, 1995 and further assumes the reinvestment of all dividends. Equity REITs are defined as those that derive more than 75% of their income from equity investments in real estate assets. The NAREIT equity index includes all tax-qualified REITs listed on the New York Stock Exchange, the American Stock Exchange or the NASDAQ National Market System. Stock price performance is not necessarily indicative of future results.



                                    [GRAPH]

                            Total Return Performance

--------------------------------------------------------------------------------

                                                   Period Ending
------------------------------------------------------------------------------------
             Index             12/31/95 12/31/96 12/31/97 12/31/98 12/31/99 12/31/00
------------------------------------------------------------------------------------
  Highwoods Properties, Inc.     100.00   127.36   148.97   110.29   110.81   128.49
------------------------------------------------------------------------------------
  S&P 500                        100.00   122.86   163.86   210.64   254.97   231.74
------------------------------------------------------------------------------------
  NAREIT All Equity REIT
   Index                         100.00   135.27   162.67   134.20   128.00   161.76
------------------------------------------------------------------------------------


            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

   Each director and executive officer of Highwoods is required to file with the SEC, by a specified date, reports regarding his or her transactions involving Highwoods' common stock. To Highwoods' knowledge, based solely on the information furnished to Highwoods and written representations that no other reports were required, all such filing requirements were complied with during 2000.

                 STOCKHOLDER PROPOSALS FOR 2002 ANNUAL MEETING

   Proposals of stockholders to be presented at the 2002 annual meeting of stockholders must be received by the secretary of Highwoods prior to December 1, 2001 to be considered for inclusion in the 2002 proxy material. If a stockholder wishes to present a proposal at the 2002 annual meeting, whether or not the proposal is intended to be included in the 2002 proxy material, the bylaws require that the stockholder give advance written notice to the secretary of Highwoods not less than 60 nor more than 90 days prior to the anniversary of the 2001 annual meeting. If a stockholder is permitted to present a proposal at the 2002 annual meeting but the proposal was not included in the 2002 proxy material, Highwoods believes that its proxy holder would have the discretionary authority granted by the proxy card (and as permitted under SEC rules) to vote on the proposal if the proposal was received after February 13, 2002, which is 45 calendar days prior to the anniversary of the mailing of this proxy statement.

                          COSTS OF PROXY SOLICITATION

   The cost of preparing, assembling and mailing the proxy material will be borne by Highwoods. Highwoods will also request persons, firms and corporations holding shares in their names or in the names of their nominees, which shares are beneficially owned by others, to send the proxy material to, and to obtain proxies from, such beneficial owners and will reimburse such holder for their reasonable expenses in doing so.

   Highwoods has retained Automated Data Processing, Inc. and First Union National Bank to assist in the process of identifying and contacting stockholders for the purpose of soliciting proxies. The entire expense of engaging the services of such consultants to assist in proxy solicitation is projected to be $6,000.

                                   BY ORDER OF THE BOARD OF DIRECTORS

                                   /s/ O. Temple Sloan, Jr.

                                   O. TEMPLE SLOAN, JR.
                                   Chairman of the Board of Directors

March 30, 2001

                                   APPENDIX A

                            AUDIT COMMITTEE CHARTER

Organization

   This charter governs the operations of the Audit Committee of the Board of Directors (the "Committee"). The Committee shall review and reassess the charter at least annually and obtain the approval of the Board of Directors. The Committee shall be appointed by the Board of Directors and shall comprise at least three directors, each of whom are independent of management and the Company. Members of the Committee shall be considered independent if they have no relationship that may interfere with the exercise of their independence from management and the Company. Subject to the applicable transition rules of the New York Stock Exchange, all Committee members shall be financially literate, or shall become financially literate, as such qualification is interpreted by the Company's Board of Directors in its business judgment, within a reasonable period of time after appointment to the Committee and at least one member shall have accounting or related financial management expertise.

Statement of Policy

   The Committee shall provide assistance to the Board of Directors in fulfilling their oversight responsibility relating to the Company's financial statements and the financial reporting process, the systems of internal accounting and financial controls, the internal audit function and the annual independent audit of the Company's financial statements. In so doing, it is the responsibility of the Committee to maintain free and open communication between the Committee, independent auditors, the internal auditors and management of the Company. In discharging its oversight role, the Committee is empowered to investigate any matter brought to its attention with full access to all books, records, facilities, and personnel of the Company and the power to retain outside counsel, or other experts for this purpose.

Responsibilities and Processes

   The Committee shall meet at least four times annually, or more frequently as circumstances dictate. The Committee Chair shall prepare and/or approve an agenda in advance of each meeting. The Committee should offer to meet privately in executive session at least annually with management, the director of the internal auditing department, the independent auditors, and as a Committee to discuss any matters that the Committee or each of these groups believe should be discussed.

   The primary responsibility of the Committee is to oversee the Company's financial reporting process on behalf of the Board and report the results of their activities to the Board. Management is responsible for preparing the Company's financial statements, and the independent auditors are responsible for auditing those financial statements. The Committee in carrying out its responsibilities believes its policies and procedures should remain flexible, in order to best react to changing conditions and circumstances.

   The following shall be the principal recurring processes of the Committee in carrying out its oversight responsibilities. The processes are set forth as a guide with the understanding that the Committee may supplement them as appropriate.

 . The Committee shall have a clear understanding with management and the independent auditors that the independent auditors are ultimately accountable to the Board and the Committee, as representatives of the Company's shareholders. The Committee shall have the ultimate authority and responsibility to evaluate and, where appropriate, replace the independent auditors. The Committee shall discuss with the auditors their independence from management and the Company and the matters included in the written disclosures required of the independent auditors by the Independence Standards Board. Annually, the Committee shall review and recommend to the Board the selection of the Company's independent auditors, subject to the shareholders' approval.

 . The Committee shall discuss with the internal auditors and the independent auditors the overall scope and plans for their respective audits including the adequacy of staffing and compensation. Also, the Committee shall discuss with management, the internal auditors, and the independent auditors the adequacy and effectiveness of the accounting and financial controls, including the Company's system to monitor and manage business risk, and legal and ethical compliance programs. Further, the Committee shall meet separately with the internal auditors and the independent auditors, with or without management present at the Committee's discretion, to discuss the results of their examinations.

 . The Committee shall review the interim financial statements with management prior to the filing of the Company's Quarterly Report on Form 10-Q. Also, the Committee shall discuss with the independent auditors any matters required to be communicated to the Committee by the independent auditors under generally accepted auditing standards. The Chair of the Committee may represent the entire Committee for the purposes of this review.

 . The Committee shall review with management and the independent auditors the financial statements to be included in the Company's Annual Report on Form 10-K (or the annual report to shareholders if distributed prior to the filing of Form 10-K), including their judgment about the quality, not just acceptability, of accounting principles and the clarity of the disclosures in the financial statements. Also, the Committee shall discuss the results of the annual audit and any other matters required to be communicated to the Committee by the independent auditors under generally accepted auditing standards.

Dated: June 23, 2000

[LOGO OF HIGHWOODS PROPERTIES]
C/O PROXY SERVICES
P.O. BOX 9142
FARMINGDALE, NY 11735


VOTE BY INTERNET - www.proxyvote.com
                   -----------------
Use the internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site. You will be prompted to enter your 12-digit Control Number which is located below to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-8903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call. You will be prompted to enter your 12-digit Control Number which is located below and then follow the simple instructions the Vote Voice provides you.

VOTE BY MAIL -
Mark, sign, and date your proxy card and return it in the postage-paid envelope we have provided or return it to Highwoods Properties, Inc., c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.


         TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
             X     WOODS1     KEEP THIS PORTION FOR YOUR RECORDS
--------------------------------------------------------------------------------
                                             DETACH AND RETURN THIS PORTION ONLY

             THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.
--------------------------------------------------------------------------------
HIGHWOODS PROPERTIES, INC.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE
FOR EACH OF THESE PROPOSALS:                    For   Withhold   For All
                                                All     All      Except
1. ELECTION OF DIRECTORS
                                                [_]     [_]       [_]
   01) Edward J. Fritsch
   02) William E. Graham, Jr.
   03) Lawrence S. Kaplan
   04) L. Glenn Orr, Jr.

To withhold authority to vote for any individual nominee, mark "For All Except" and write the nominee's number(s) on the line below.

-----------------------------------------

                                                         For   Against   Abstain

2. RATIFICATION OF THE SELECTION OF ERNST &              [_]     [_]       [_]
   YOUNG LLP AS INDEPENDENT PUBLIC ACCOUNTANTS for the fiscal year ending December 31, 2001

3. OTHER BUSINESS: In his discretion, the Proxy          [_]     [_]       [_]
   is authorized to vote upon such business as may properly come before the meeting or any adjournments thereof.

   "NOTE" Please be advised that the only valid voting options for Proposal 3 are either "For" or "Abstain".

   THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED
   IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED
   STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY
   WILL BE VOTED "FOR" ELECTION OF ALL NOMINEES FOR
   DIRECTOR AND "FOR" PROPOSAL TWO.

(Please sign exactly as your name appears herein. When signing on behalf of a corporation, partnership, estate, trust or in any other representative capacity, please sign your name and title. For joint accounts, each joint owner must sign.)

--------------------------------------------------------------

--------------------------------------------------------------
Signature (PLEASE SIGN WITHIN BOX)          Date


--------------------------------------------------------------

--------------------------------------------------------------
Signature (Joint Owners)                    Date

--------------------------------------------------------------------------------

PROXY

                          HIGHWOODS PROPERTIES, INC.
     PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE ANNUAL
              MEETING OF STOCKHOLDERS TO BE HELD ON MAY 15, 2001

The undersigned hereby (a) acknowledges receipt of the Notice of Annual Meeting of Stockholders of Highwoods Properties, Inc. (the "Company") to be held on May 15, 2001, and the Proxy Statement in connection therewith; (b) appoints Ronald
P. Gibson as Proxy (the "Proxy") with the power to appoint a substitute; and (c) authorizes the Proxy to represent and vote, as designated on the reverse, all shares of Common Stock of the Company, held of record by the undersigned on March 19, 2001, at such Annual Meeting and at any adjournment(s) thereof.

Please mark, date and sign this proxy and return promptly in the enclosed envelope so as to ensure a quorum at the meeting. This is important whether you own few or many shares. Delay in returning your proxy may subject the Company to additional expense.

--------------------------------------------------------------------------------